EXHIBIT 21.1
SUBSIDIARIES OF REGISTRANT

Name	Domicile
bebe stores (Canada), inc.	California
bebe studio, inc.	California
bebe management, inc.	Virginia
bebe studio realty, LLC	California
bebe Japan, K.K.	Japan